UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(    ) Check this box if no longer          OMB APPROVAL
       subject to Section 16.  Form 4 or    OMB Number:  3235-0287
       Form 5 obligations may continue.     Expires:  February 1, 1994
       See Instruction 1(b).                Estimated average burden hours per
                                            response......0.5


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1.       NAME AND ADDRESS OF REPORTING PERSON
              (Last) (First) (Middle)
              (Street) (City) (State) (Zip)

              DeNaples, Louis A.
              Elmhurst Blvd - Box 4375
              Moscow, PA  18444

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2.       ISSUER NAME AND TICKER OR TRADING SYMBOL

              First National Community Bancorp, Inc.  (FNCB)

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3.       IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

              __________________________________________

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4.       STATEMENT FOR MONTH/DAY/YEAR

              09/25/02

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5.       IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

              ______________

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6.       RELATIONSHIP OF REPORTING PERSON TO ISSUER
              (Check all applicable)

       __x__  Director                          _____  10% Owner
       __x__  Officer (give title below)        _____  Other (specify below)

                                    Chairman


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TABLE I NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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 1. Title of Security (Instr.3)       2. Transaction Date        3. Transaction Code (Instr. 8)
                                         (Month/Day/Year)
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                                                                        Code                V
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     Common Stock                           9/25/02                       P
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     Common Stock
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     Common Stock
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     Common Stock
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     Common Stock
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     Common Stock
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     Common Stock
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     Common Stock
 ------------------------------------------------------------------------------------------------

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 4. Securities Acquired (A) or Disposed of     5. Amount of           6. Ownership       7. Nature of
        (D)  (Instr. 3, 4, and 5)                 Securities             Form:              Indirect
                                                  Beneficially Owned     Direct (D) or      Beneficial
                                                  at End of Month        Indirect (I)       Ownership
                                                  (Instr. 3 and 4)       (Instr. 4)         (Instr. 4)
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     Amount         (A) or (D)      Price
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      3,125              A          $34.25            229,535.38               D
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                                                        2,302.60               I               By Spouse
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                                                        1,705.75               I               Co-owner
                                                                                               w/Anne
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                                                        1,705.75               I               Co-owner
                                                                                               w/Domenica
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                                                        1,808.27               I               Co-owner
                                                                                               w/Donna
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                                                        1,705.75               I               Co-owner
                                                                                               w/Lisa
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                                                        1,705.75               I               Co-owner
                                                                                               w/Louis Jr
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                                                        1,705.75               I               Co-owner
                                                                                               w/Margaret
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 TABLE II DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative        2. Conversion    3. Transaction    4. Transaction Code (Instr. 8)
     Security (Instr. 3)           or Exercise         Date
                                   Price of
                                   Derivative
                                   Security
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                                                                           Code               V
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    Common Stock *
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 5. Number of Derivative          6. Date Exercisable and Expiration Date    7. Title and Amount of
    Securities Acquired (A) or       (Month/Day/Year)                           Underlying Securities (Instr. 3
    Disposed of (D)                                                             and 4)
    (Instr. 3, 4, and 5)
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                                                                                                Amount or
     (A)           (D)                Date Exercisable      Expiration Date      Title          Number of
                                                                                                 Shares
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                                          03/01/03             08/28/05         Common Stock       2000
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 8. Price of               9. Number of           10. Ownership Form of         11. Nature of Indirect
    Derivative Security       Derivative              Derivative Security:          Beneficial Ownership
    (Instr. 5)                Securities              Direct (D) or Indirect        (instr. 4)
                              Beneficially Owned      (I) (Instr. 4)
                              at End of Month
                              (Instr. 4)
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          $31.97                  2000                          D
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 Explanation of Responses:
 * Stock Options granted pursuant to the company's 2000 Independent Directors Stock Option Plan.



 /s/ William Lance, Treasurer
---------------------------------
Agent and Attorney-in-Fact for Louis A. DeNaples
 Signature of Reporting Person


September 25, 2002
-------------------
Date


**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.